Exhibit 23.8

CONSENT OF EXPERT

The undersigned hereby consents to (i) the references to, and the information derived from, the Technical Report, Galena Complex, Shoshone County, Idaho dated December 23, 2016 and to (ii) the references to the undersigned’s name, included in or incorporated by reference in the Registration Statement on Form F-4 being filed by Americas Silver Corporation.

/s/ Jim Atkinson
Jim Atkinson, P.Geo.

Dated November 5, 2018